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FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)

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 1. NAME AND ADDRESS OF REPORTING PERSON*  2. DATE OF EVENT REQUIRING    4. ISSUER NAME AND TICKER OR        6. IF AMENDMENT, DATE
     YU         WAI          MAN              STATEMENT                     TRADING SYMBOL                      OF ORIGINAL
----------------------------------------      (MONTH/DAY/YEAR)              Tridon Enterprises Incorporated     (Month/Day/Year)
     (LAST)     (FIRST)     (MIDDLE)          December 10, 2001          ----------------------------------
Room 1305, 13/F                            ----------------------------  5. RELATIONSHIP OF REPORTING        -----------------------
Progress Commercial Building 7-17          3. I.R.S. IDENTIFICATION         PERSON(S) TO ISSUER              7. INDIVIDUAL OR JOINT/
Irving Street                                 NUMBER OF REPORTING             (CHECK ALL APPLICABLE)            GROUP FILING (CHECK
----------------------------------------      PERSON, IF AN ENTITY,        X   DIRECTOR          10% OWNER      APPLICABLE LINE)
             (STREET)                         (VOLUNTARY)                -----            -----                X    FORM FILED BY
                                                                               OFFICER           OTHER       -----  ONE REPORTING
Causeway Bay      Hong Kong                ----------------------------  ----- (GIVE      -----  (SPECIFY           PERSON
--------------------------------------                                         TITLE BELOW)      BELOW)             FORM FILED BY
      (CITY)      (STATE)      (ZIP)                                                                         -----  MORE THAN ONE
                                                                         ----------------------------------         REPORTING PERSON
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. TITLE OF SECURITY                         2. AMOUNT OF SECURITIES         3. OWNERSHIP FORM:         4. NATURE OF INDIRECT
    (INSTR. 4)                                   BENEFICIALLY OWNED              DIRECT (D) OR              BENEFICIAL
                                                 (INSTR. 4)                      INDIRECT (I)               OWNERSHIP (INSTR. 5)
                                                                                 (INSTR. 5)
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None
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REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY
*IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 5(b)(v)

            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                              TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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
FORM 3 (CONTINUED)                TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. TITLE OF DERIVATIVE SECURITY  2. DATE            3. TITLE AND AMOUNT OF         4. CONVER-    5. OWNER-   6. NATURE OF INDIRECT
   (INSTR. 4)                       EXERCISABLE AND    SECURITIES UNDERLYING          SION OR       SHIP        BENEFICIAL OWNERSHIP
                                    EXPIRATION DATE    DERIVATIVE SECURITY            EXERCISE      FORM OF     (INSTR. 5)
                                    (MONTH/DAY/        (INSTR. 4)                     PRICE OF      DERIV-
                                    YEAR)                                             DERIV-        ATIVE
                                                                                      ATIVE         SECURITY:
                                                                                      SECURITY      DIRECT
                                 -------------------------------------------------                  (D) OR
                                 DATE      EXPIRA-                       AMOUNT OR                  INDIRECT
                                 EXERCIS-  TION             TITLE        NUMBER                     (I)
Not Applicable                   ABLE      DATE                          OF SHARES                  (INSTR. 5)
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Explanation of Responses:


                                                                   /s/ WAI MAN YU                             December 20, 2001
                                                                   -----------------------------------        ----------------------
                                                                   **Wai Man Yu                               Date

**INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS
  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).


NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT,
      SEE INSTRUCTION 6 FOR PROCEDURE.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.